LICENSE AND SUPPLY AGREEMENT

This Agreement (the “Agreement”) is entered into by and between Plant Health Care, Inc., a Pennsylvania corporation having offices at 440 William Pitt Way, Pittsburgh PA, 15238 (“PHC”), and Eden Bioscience Corporation, a Washington corporation having offices at 11816 North Creek Parkway N., Bothell, WA 98011 (“Eden”) as of February 28, 2007 (the “Effective Date”).

BACKGROUND

WHEREAS, PHC owns and markets certain compositions and products, including, but not limited to, plant-based fertilizers;

WHEREAS, Eden is a plant technology company that develops, manufactures and markets harpin protein-based products for plants and seeds;

WHEREAS, PHC and Eden entered into that certain Asset Purchase Agreement dated as of December 1, 2006 (“Asset Purchase Agreement”) whereby PHC will acquire certain assets of Eden at the closing thereunder;

WHEREAS, it is a condition to the closing under the Asset Purchase Agreement that the parties enter into an agreement to provide certain rights and licenses to Eden on the terms provided for herein; and

WHEREAS, in connection with and in furtherance of the Asset Purchase Agreement, PHC desires to grant certain rights and licenses to Eden on the terms provided for herein.

NOW, THEREFORE, pursuant to the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

AGREEMENT

1. Defined Terms. For purposes of this Agreement, capitalized terms will have the meanings set forth in Section 12 or elsewhere herein where the term is defined.

2. Trademark License.

2.1 Trademarks. For the Term and in the Territory, PHC hereby grants to Eden (a) a royalty-free, exclusive, non-transferable (except as provided at Section 11.4) license to use the “Messenger”, “MightyPlant” and “Harp-N-Tek” trademarks and logos set forth on Exhibit A hereto (the “Trademark(s)”) in connection with the advertising, promotion, distribution, maintenance and sale of the Products in the Home and Garden Market.

2.2 Reserved Rights. Eden expressly agrees that (a) neither title nor ownership of the Trademarks is acquired under this Agreement; and (b) Eden will not use the Trademarks as part of Eden’s corporate trade name, trademark or logotype, or permit any third party under Eden’s control to do so. Eden’s use of any Trademark will inure to the benefit of PHC.

2.3 Approvals. Eden will provide to PHC for purposes of review and approval (such approval not to be unreasonably withheld or delayed) all marketing materials relating to Products that incorporate the Trademarks at least twenty (20) days prior to the earlier of commercial production or release of such materials. Failure by PHC to give Eden written notice within twenty (20) days after PHC’s receipt of such marketing materials will constitute PHC’s approval thereof. The copyright in any such marketing materials (including, without limitation, any translation, adaptation and/or modification) will be owned by Eden, subject to PHC’s Trademark rights.

3. Exclusive Supply Agreement.

3.1 Supply Agreement. PHC hereby grants to Eden an exclusive, worldwide right and license for the Term to sell the Compositions as a part of the Products in the H&G Market.

3.2 Exclusivity. Eden’s rights under this Section 3 will be exclusive in the Territory during the Term. PHC represents and warrants to Eden that PHC has not entered into any other distribution, supply or sales representative agreements, written or oral, with any third party permitting the sale of the Compositions (or any products incorporating the Compositions) in the H&G Market in the Territory as of the Effective Date. PHC covenants and agrees that during the Term, PHC will not enter into any such agreement or itself sell or distribute the Compositions (or any products incorporating the Compositions) in the H&G Market in the Territory or permit any third party to do so. Notwithstanding the terms of this Section 3.2, PHC will not be precluded from selling the Compositions to professional landscapers, farmers or plant nurseries or to businesses that sell to professional landscapers, farmers or plant nurseries.

3.3 Distribution; Subdistributors. Eden may sell the Products in the H&G Market directly or through distributors, resellers or retailers. In addition, prior to the issuance of the Me Too Registrations described at Section 4.2 and subject to applicable laws, Eden may grant supplemental distribution rights under PHC’s Regulatory Approvals to subdistributors to package and label the Products for distribution and sale in the H&G Market in the Territory, provided that (a) any such subdistributor appointment will be pursuant to a written contract between Eden and the applicable subdistributor; (b) the terms and conditions of such contract will comply and be consistent with the terms and conditions of this Agreement; and (c) Eden will use commercially reasonable efforts to ensure that such subdistributors comply with the applicable provisions of this Agreement. Notwithstanding any appointment of subdistributors pursuant to this Section 3.3, Eden will remain fully responsible for the performance of all of its covenants and obligations hereunder, and for such subdistributor’s compliance with all Eden’s covenants and obligations hereunder.

3.4 Promotion of the Products. Eden will not, and will ensure that none of its subdistributors (a) promote, market, sell or distribute any Products for use in any jurisdiction within the Territory where any applicable Regulatory Approval has not been obtained; or (b) make any representations or warranties concerning the Products on behalf of PHC. Eden will conduct its business in a responsible and professional manner so as to enhance the reputation of the Products in the H&G Market in the Territory.

3.5 Sales Leads. PHC will forward to Eden all leads for sales of the Products in the H&G Market in the Territory. Eden agrees to make commercially reasonable efforts to respond to all leads.

3.6 Purchase Order Process. PHC will supply the Compositions in quantities requested by Eden pursuant to Purchase Orders submitted by Eden from time to time in the form reasonably requested by PHC. No Purchase Order will be for less than Five Thousand Dollars ($5,000) unless otherwise agreed to by PHC. Eden agrees to provide to PHC, on a quarterly basis, a rolling, non-binding annual estimate of upcoming orders. All Purchase Orders will be subject to the terms and conditions of this Agreement, and will be expressly limited to the terms of this Agreement. Except as to quantity and shipping requirements set forth on each applicable Purchase Order, additional or contrary terms proposed by either party, whether in the form of the Purchase Order, invoice, acknowledgement, confirmation or otherwise, will be inapplicable, and the terms of this Agreement will control in the event of any conflict between such terms and the terms of this Agreement. PHC will give Eden written notice accepting or rejecting each Purchase Order submitted by Eden in accordance with this Agreement within ten (10) days after PHC’s receipt of the Purchase Order. If PHC rejects any Purchase Order submitted by Eden, PHC’s notice of rejection will specify the reasons for rejection. PHC must accept a Purchase Order submitted by Eden to the extent the Purchase Order complies with this Agreement.

3.7 Delivery Terms. All deliveries by PHC will be to an address in the United States identified by Eden in the Purchase Order. Upon delivery, title will pass to Eden and PHC will have no further responsibility or risk of loss, except as may otherwise be provided in Sections 7 and 8.

3.8 Inspection of Product. Eden or its representative will inspect all Compositions promptly upon receipt, and in the event of any shortage, damage or discrepancy or in the event any of the Compositions fail to comply with the then Specifications (except for defects not readily observable by Eden without opening the packaging thereof), Eden will report the same to PHC within fifteen (15) days after receipt, in which event Eden will furnish written evidence or other documentation, as appropriate. If the substantiating evidence delivered by Eden reasonably demonstrates that such shortage, damage, discrepancy or nonconformity with Specifications existed at the time of delivery, Eden may return the Compositions to PHC at PHC’s expense and, at Eden’s request and option, PHC will either promptly replace the Compositions in accordance with the delivery procedures set forth herein or refund or credit Eden’s account for the full invoice value, together with any commercially reasonable shipping, inspection and return costs incurred by Eden. Any Compositions not rejected by Eden by written notice to PHC within fifteen (15) days after delivery (other than Compositions containing latent defects not readily observable by Eden) will be deemed to have been accepted by Eden. Following acceptance, the sole remedies of Eden with respect to nonconformities, damage or defects in the Compositions will be those set forth in Section 7.

3.9 Price. PHC will supply the Compositions to Eden at a price equal to eighty percent (80%) of PHC’s actual United States agricultural distributor price for such Compositions, net of all final rebates or other allowances given (“Actual Price”). If necessary, PHC will extend price reductions to Eden after delivery to reflect the difference in the Actual Price and the price originally invoiced, by providing to Eden the equivalent in value of free goods or credits against the next Purchase Order placed by Eden. Upon request, PHC will provide Eden with a written certification confirming the Actual Price for any order period. Each party will be responsible for their own taxes, fees, charges or assessments of any nature levied by any governmental authority in connection with the transactions under by this Agreement.

3.10 Payment. PHC will invoice Eden upon delivery and payment will be due to PHC within thirty (30) days of the invoice date. Payment will be made to an address provided by PHC or by wire transfer to an account designated by PHC. Any wire transfer or other EFT fees are for PHC’s account. In the event of a dispute with regard to amounts owing, Eden will timely pay any undisputed amounts and the parties agree to cooperate in good faith to promptly resolve any disputed amounts. PHC will have the right to charge Eden a delinquent payment service charge on the amount of any fees not paid when due at a rate equal to the lesser of one and one-half percent (1-1/2%) per month (or portion thereof) or the highest rate permitted by law, whichever is lower. In the event of any delinquent payment by Eden, such delinquency will not constitute a breach of this Agreement, but late fees will accrue and PHC, at its option, may withhold delivery of any outstanding Purchase Orders and otherwise suspend PHC’s performance under this Agreement without liability until payment is received.

4. Registrations and Regulatory Approvals.

4.1 EPA Filings. Subject to Sections 4.2 and 4.3 herein, PHC will, at its expense, maintain all Regulatory Approvals and applications for approval with the EPA for the Compositions in jurisdictions within the Territory where they exist as of the Effective Date as set forth at Exhibit B. Pending issuance of the Me Too Registrations in accordance with Section 4.2, PHC hereby grants to Eden the right of distribution under all existing and future registrations for the Compositions or the Products (the “Distribution Rights”). Eden, at its option and expense, will be responsible for filings, maintenance and applicable fees for any non-EPA Regulatory Approvals and all Distribution Rights. In the event PHC does not hold any Regulatory Approval in a jurisdiction within the Territory in which Eden desires to obtain such Regulatory Approvals, Eden may, upon prior written consent from PHC, which consent will not be unreasonably withheld or delayed, proceed to seek such Regulatory Approval in Eden’s name, at Eden’s expense.

4.2 EPA Amendments; Me Too Registrations. Promptly following the Effective Date, Eden will, at its own expense, seek New Product Me-Too Fast Track Registrations (“Me Too Registration(s)”) under applicable EPA regulations for the home and garden applications of the Compositions. PHC agrees, at its own expense, to cooperate and assist Eden, as reasonably requested by Eden, in providing access to and use of the supporting data for such registrations, together with any assistance, documentation, certifications, test results or other information necessary for Eden to undertake such registrations. Concurrently with the filing of the Me Too Registrations, PHC will, at its own expense, submit a master label amendment to the EPA to delete from the existing EPA registrations (a) the home and garden coverage from each EPA registration label, and/or (b) the inclusion of home and garden applications in the agricultural sections of each EPA Composition master label registration. Upon issuance of the Me Too Registrations, Eden will (a) cease use of the EPA registrations held in Eden’s name for any new Product production; (b) modify all future Product labels to reflect the Me Too Registration numbers issued directly to Eden; and (c) will undertaken new filings in connection with its Me Too Registrations to replace any existing registrations for subdistributors appointed in accordance with Section 3.3.

4.3 Abandonment of Registration. Notwithstanding Section 4.1, PHC may, at its option, abandon any Regulatory Approval with respect to a Composition provided (a) PHC gives advance notice of not less than ninety (90) days thereof to Eden; and (b) at Eden’s option and sole cost and expense, PHC assists in transferring ownership of such Regulatory Approval and supporting data to Eden.

4.4 Labeling. Eden will be responsible for the content of the labeling for the Products prior to their distribution and sale into the H&G Market, in accordance with applicable law.

4.5 Inspection. Upon prior written notice, PHC will cause Eden’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of PHC related to the Compositions for the purpose of confirming PHC’s compliance with all applicable laws and regulations.

4.6 Records and Recall. In the event of a recall of any of Product as a result of the inclusion of any Composition, Eden will cooperate with and assist PHC in effecting such recall. PHC will pay, or reimburse Eden, for all reasonable out-of-pocket expenses of effecting such recall of Products distributed by Eden under this Agreement, including any shipping costs related to returning recalled Products to PHC and replacing such recalled Products with new Products at PHC’s expense; provided, however, that if the recall will have been caused by (a) any component of the Product other than the Compositions; or (b) any breach of or default under this Agreement by Eden or any of its subdistributors, then Eden will bear all the costs and expenses of the recall.

4.7 Export; Import. Unless otherwise agreed upon by Eden and PHC, all Compositions will be delivered by PHC to Eden within the United States. Eden will be responsible for obtaining all import and/or export licenses and permits as may be required to import and/or export the Products into and from countries selected by Eden, in accordance with then prevailing laws and regulations of such countries, and PHC will cooperate with Eden in its efforts to obtain any such approvals. All such licenses and permits will be maintained in the name of Eden, whenever feasible in accordance with prevailing laws and regulations. PHC will cooperate fully with Eden in its efforts to obtain any such approvals.

5. Failure of Supply.

5.1 Failure of Supply. In the event PHC is unable or unwilling to provide to Eden any or all of the Compositions on the terms and conditions provided for in this Agreement within sixty (60) days of any requested delivery date under a Purchase Order, Eden may, at anytime during the continuation thereof, declare a Failure of Supply under the terms of this Section 5. Upon the occurrence of a Failure of Supply with respect to any Compositions, Eden may, at its option, select and qualify a Second Source to make the Compositions for sale to Eden under this Agreement subject to the following:

(a) within ninety (90) days after the occurrence of, or anytime during the continuation of, any Failure of Supply, Eden may give PHC written notice thereof and of Eden’s desire to select and qualify a Second Source to make such Compositions for distribution to Eden under this Agreement;

(b) Eden will be responsible for the selection of any Second Source and may select as the Second Source itself or any third party that it reasonably determines is or will be qualified to effectively make and deliver applicable Compositions in accordance with all applicable Regulatory Approvals and other requirements comparable to those imposed on PHC under this Agreement; and

(c) Eden will promptly notify PHC of the selection and qualification of any Second Source (including, without limitation, the name, address and telephone number of the Second Source, the particular Compositions to be made, and the qualifications of such Second Source to make such Compositions). Upon such notification, PHC will cooperate in the qualification of such Second Source in accordance with any applicable regulatory authority, including, without limitation, the EPA.

5.2 License. PHC hereby grants to Eden a license to the Licensed Intellectual Property solely to make or have made by a Second Source solely for Eden, use, distribute, sell, have sold, import and otherwise commercialize and exploit the Compositions in the Territory (subject to the terms of this Agreement) during that portion of the Term after the occurrence of a Failure of Supply with respect to such Compositions, subject to and in accordance with the following:

(a) Eden will not exercise such license until the occurrence of a Failure of Supply with respect to any Compositions and Eden’s giving the notice described in Section 5.1(a);

(b) the license includes the exclusive right to sell, distribute, have sold and otherwise commercialize and exploit the Compositions as a part of the Products in the H&G Market in the Territory;

(c) if Eden elects to purchase Compositions directly from a Second Source then, notwithstanding any other provision of this Agreement, Eden will be responsible, and PHC will be relieved of any responsibility, for assuring that the Compositions are manufactured, packaged and labeled by the Second Source in accordance with the Regulatory Approvals;

(d) if the Second Source is a third party, the license will include a right to sell any Compositions made pursuant to the license to Eden or its subdistributors for distribution as a part of the Products in the Territory under this Agreement, but not the right to sell or distribute the Compositions to any other party; and

(e) Eden, at its option, may record evidence of this license with any applicable authorities in order to confirm and secure the rights hereunder.

5.3 Transition Support. Upon appointment of a Second Source by Eden following a Failure of Supply, PHC will provide the following transition support:

(a) PHC will provide, at its own expense, reasonable documentation, standard operating procedures and transition assistance to the Second Source to enable the Second Source to manufacture and/or supply the Compositions; and

(b) PHC will provide, at its own expense, a reasonable quantity of the seed used for fermentation and development of the Compositions.

5.4 Registrations. To the extent permitted by applicable regulations, upon a Failure of Supply, PHC will assist the Second Source in securing all necessary rights under the Regulatory Approvals.

5.5 Termination of Failure of Supply. Any Failure of Supply initiated under this Section 5 may be terminated as follows: (a) at the sole option and election of Eden, a Second Source may be terminated and the rights granted under this Section 5 concluded; or (b) upon the mutual agreement of the parties, PHC may resume production and supply of the Compositions under the terms of this Agreement and any corresponding rights of the Second Source will be terminated by Eden.

6. Intellectual Property Rights.

6.1 Claims By and Against PHC. PHC will have (a) the right to assert, or at its option settle, any claim or suit necessary to enforce its Intellectual Property rights (including those in the Trademarks) against any third party; and (b) the right to defend against, or at its option settle, any patent infringement claim relating to the Compositions made by any third party against PHC. PHC agrees to provide Eden with commercially reasonable notice of each such claim or suit. PHC agrees to use commercially reasonable efforts to enforce its Intellectual Property in the Compositions against any third party who PHC determines in its reasonable judgment (after consultation with Eden) is infringing such Intellectual Property rights, provided that such infringement is likely to have a material adverse impact on Eden’s sales of the Products. PHC will have sole control of the assertion or defense of any such action, including any appeals, settlement or compromise thereof, and will have full authority to enter into a binding settlement or compromise; provided, however, that PHC will not enter into any settlement or compromise that would obligate or affect Eden in an adverse manner with respect to its rights under this Agreement without Eden’s consent, which consent will not be unreasonably withheld or delayed.

6.2 Claims Against Eden. PHC will have the option (but not the obligation) to assume and defend any infringement claim made against Eden based upon the use of the Trademarks or the Compositions in association with the Products. Eden will promptly notify PHC of any such claim and will offer to tender defense thereof to PHC. PHC will promptly (and in no event later than 30 days after receipt of notice) notify Eden of its election or non-election to assume the defense of such claim. In the event PHC elects to assume the defense of and responsibility for any claim under this Section 6.2, (a) at the request and expense of PHC, Eden will reasonably assist PHC in the defense; (b) PHC will have sole control of the defense of any such action, including any appeals; and (c) PHC will have full authority to enter into a binding settlement or compromise, provided, however, that PHC will not enter into any settlement or compromise that would adversely affect Eden’s rights under this Agreement without Eden’s consent, which consent will not be unreasonably withheld or delayed. In the event PHC refuses or fails to assume any defense under this Section 6.2, Eden may, at its sole option and expense, defend, settle or otherwise compromise such claim, provided, however, that Eden will not enter into any settlement or compromise that would adversely affect PHC without PHC’s consent, which consent will not be unreasonably withheld or delayed. PHC agrees to provide, at its own expense, any assistance reasonably requested by Eden.

6.3 Limitation of Liability. PHC will have no liability of any kind to Eden under this Section 6 to the extent any such claim is based solely upon or arises solely out of (a) any use of any Trademark or Composition in a manner for which it was not approved, designed or intended to be used, as specified herein or in its labeling, if and to the extent such use was promoted by Eden; (b) any modification of any Trademark or Composition by Eden that causes either of them to become infringing; or (c) the use of any Composition in a manner inconsistent with the applicable Regulatory Approvals, if and to the extent such use was promoted by Eden.

6.4 Replacement Product. Notwithstanding the foregoing, if it is adjudicatively determined that a Trademark or Composition infringes, or, as a result of the Composition, a Product that incorporates the Composition infringes, or in PHC’s reasonable opinion is likely to be found to infringe, a third party’s Intellectual Property rights, or if the sale or use of such Composition or Product is, as a result, enjoined, then PHC will exercise commercially reasonable efforts to either (a) procure for Eden the right under such third party Intellectual Property rights to sell the Products; or (b) modify the Trademarks or Compositions, after consultation with Eden, to allow Eden to market a substitute Product.

6.5 Protection of Intellectual Property. During the Term, PHC will be responsible (a) for prosecuting and maintaining all registrations and applications for the Patents and Trademarks existing as of the Effective Date; and (b) to the extent it deems necessary or appropriate, for filing, prosecuting and maintaining any new or additional Intellectual Property rights associated with the Compositions.

7. Warranties.

7.1 Eden Corporate Warranties. Eden represents and warrants to PHC that the execution and delivery by Eden of this Agreement and the performance by Eden of its obligations hereunder have been duly authorized by all requisite corporate action and to the best of Eden’s knowledge will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of

Eden, as amended, or any provision of any indenture, agreement or other instrument to which Eden or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Eden. This Agreement has been duly executed and delivered by Eden and constitutes the legal, valid and binding obligation of Eden, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

7.2 PHC Corporate Warranties. PHC represents and warrants to Eden that the execution and delivery by PHC of this Agreement and the performance by PHC of its obligations hereunder have been duly authorized by all requisite corporate action and to the best of PHC’s knowledge will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of PHC, as amended, or any provision of any indenture, agreement or other instrument to which PHC or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of PHC. This Agreement has been duly executed and delivered by PHC and constitutes the legal, valid and binding obligation of PHC, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

7.3 PHC Composition Warranties. PHC represents and warrants to Eden that, when delivered by PHC, all Compositions sold under this Agreement will:

(a) comply with the Specifications and with all applicable laws and regulations, including design, manufacturing and labeling requirements, for the jurisdiction where Regulatory Approvals have been obtained pursuant to Section 4.1; and

(b) be free of defects in workmanship and materials.

7.4 Remedy. PHC will replace or credit Eden’s account for any Composition that it reasonably determines did not comply with the warranty provided at Section 7.3 at the time of delivery to Eden; provided, however, that PHC will have no obligation under this warranty to make replacements or grant credits necessitated, in whole or in part, by (a) the failure of Eden to maintain any Compositions in accordance with any transportation, storage, handling or maintenance instructions supplied by PHC; or (b) other fault or negligence of the Eden (except for any strict liability of PHC). Prior to returning any Composition alleged to be defective, Eden will notify PHC in writing of the claimed defect, together with the original invoice number and date. No Composition will be returned without first obtaining a returned goods authorization from PHC, which authorization will not be unreasonably withheld or delayed.

7.5 Limited Warranty. THE EXPRESS WARRANTIES OF EACH PARTY SET FORTH IN THIS SECTION 7 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES OF EITHER PARTY, EXPRESS OR IMPLIED, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT WILL EITHER PARTY’S LIABILITY TO THE OTHER PARTY UNDER THIS ARTICLE 7 EXTEND TO ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFIT, GOODWILL OR TREBLE DAMAGES.

7.6 Limitation of Liability. PHC’S OBLIGATION TO REPAIR OR REPLACE ANY COMPOSITION, OR TO CREDIT EDEN’S ACCOUNT FOR THE PURCHASE PRICE, WILL BE EDEN’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY UNDER THIS ARTICLE 7.3.

IN NO EVENT WILL PHC’S LIABILITY TO EDEN UNDER SECTION 7.3 EXCEED THE TOTAL FEES PAID BY EDEN TO PHC FOR THE COMPOSITIONS GIVING RISE TO SUCH LIABILITY.

8. Indemnification and Limitation of Liability.

8.1 Eden’s Indemnity. Eden will indemnify, defend and hold harmless PHC, at Eden’s expense, from and against any Claims brought against or incurred by PHC arising from any actions or omissions of Eden or its subdistributors in connection with the distribution and sale of the Products, including, without limitation, any Claim based upon (a) a breach by Eden (or its subdistributors) of any representation, warranty or other obligation of Eden under this Agreement; (b) the negligence or intentional misconduct of Eden, provided that in no event will Eden be liable for matters for which PHC is responsible under Section 8.2 or for punitive or exemplary damages; or (c) Product Liability Damages with respect to the failure of any Compositions produced by Eden or a Second Source pursuant to Article 5. Eden will maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and will provide PHC with evidence of this coverage.

8.2 PHC’s Indemnity. PHC will indemnify, defend and hold harmless Eden, at PHC’s expense, from and against any Claims brought against or incurred by PHC arising from any act or omission of PHC or any third party acting on PHC’s behalf, including, without limitation, any Claim based upon (a) a breach of any representation, warranty or other obligation of PHC under this Agreement; (b) the negligence or intentional misconduct of PHC, provided, however, that in no event will PHC be liable for matters for which Eden is responsible for under Section 8.1 or for punitive or exemplary damages; and (c) Product Liability Damages with respect to the failure of any Compositions purchased by Eden from PHC. PHC will maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and will provide Eden with evidence of this coverage.

8.3 Limitation on PHC’s Liability. PHC will not be liable under any circumstances to Eden (or to any third party, to the extent such limitation is permitted under applicable law) for any special, indirect, consequential or punitive damages, including, but not limited to, loss of profits, loss of business opportunities or loss of goodwill, even if advised of the possibility of such damages. EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 8.2(B), 8.2(C), OR 9.1, IN NO EVENT WILL PHC’S LIABILITY FOR THE SUPPLY OF THE COMPOSITIONS TO EDEN EXCEED THE FEES PAID BY EDEN TO PHC FOR THE COMPOSITIONS GIVING RISE TO SUCH LIABILITY, OR, IF SUCH LIABILITY DOES NOT RELATE TO SPECIFIC COMPOSITIONS, IN NO EVENT WILL PHC’S LIABILITY EXCEED THE AMOUNT OF FEES PAID BY EDEN TO PHC FOR COMPOSITIONS PURSUANT TO THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY. PHC will have no liability of any kind to Eden under Section 8.2 to the extent a claim is based solely upon or arises solely out of the following: (a) the use of any Composition in a manner for which it was not designed or intended to be used as specified herein or in its labeling; (b) any modification, alteration or damage to any Compositions by Eden or any third party that causes it to become unsafe; or (c) the use of any Composition in a manner inconsistent with the applicable Regulatory Approvals in the jurisdiction of such use.

8.4 Limitation on Eden’s Liability. Eden will not be liable under any circumstances to PHC (or to any third party, to the extent such limitation is permitted under applicable law) for any special, indirect, consequential or punitive damages, including, but not limited to, loss of profits, loss of business opportunities or loss of goodwill, even if advised of the possibility of such damages. EXCEPT FOR CLAIMS ARISING UNDER SECTIONS 8.1(B), 8.1(C) OR 9.1, IN NO EVENT WILL EDEN’S LIABILITY TO PHC EXCEED THE AMOUNT OF FEES PAYABLE BY EDEN TO PHC UNDER THIS AGREEMENT DURING THE SIX (6) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

8.5 Procedure. If a Claim by a third party is made and a party (the “Indemnitee”) intends to claim indemnification under this Article 8, the Indemnitee will promptly notify the other party (the “Indemnitor”)

in writing of any Claim in respect of which the Indemnitee, or any of its subsidiaries, directors, officers, employees, shareholders, suppliers, distributors or subdistributors, intends to claim such indemnification and the Indemnitor will have sole control of the defense and/or settlement thereof, provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 8 will not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action will relieve such Indemnitor of any liability to the Indemnitee under this Article 8 only to the extent such failure is adversely prejudicial to its ability to defend such action. If the Indemnitor fails to provide defense of the Claim or to diligently defend or settle the same, the Indemnitee may defend or settle the Claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith. The Indemnitee may not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the providing prior written notice to the Indemnitor. The Indemnitee, its employees and agents, will cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim, in order to be covered by this indemnification.

9. Confidentiality.

9.1 Confidential Information. Each party agrees to use commercially reasonable efforts to prevent any disclosure of the Confidential Information of the other party to any third parties by its agents or employees. Upon any termination of this Agreement, any Confidential Information of a party that has been provided to the other party will be returned upon written request.

9.2 Agreement Confidentiality. In the event any party proposes to issue any press release or public announcement concerning any of the provisions of this Agreement or the transactions contemplated hereby, such party will so advise the other party hereto, and the parties will thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party’s written consent, except as may be required by any regulatory authority or by applicable law or regulation to confirm a party’s rights or obligations hereunder, and except for communications to such party’s employees or customers, or to investors or prospective investors, in each case subject to appropriate confidentiality obligations.

10. Term; Termination.

10.1 Term. This Agreement will take effect as of the Effective Date and will continue until the expiration of the last of the Patents to expire. Thereafter, this Agreement will automatically extend for additional consecutive five (5) year periods. Notwithstanding the foregoing, Eden may terminate this Agreement at any time, with or without cause, provided a Failure of Supply is not then in effect, by giving not less than thirty (30) days’ written notice to PHC.

10.2 Rights and Obligations on Termination. Upon termination of this Agreement, the parties will have the following rights and obligations:

(a) termination of this Agreement will not release Eden from the obligation to make payment of all amounts previously due and payable; and

(b) Eden may continue to sell any Products on hand in the H&G Market in the Territory for a period of up to twelve (12) months after the effective date of termination, subject to applicable Regulatory Approvals and provided any such continued sale of the Products shall be subject to the terms of this Agreement set forth at Sections 2.3, 3.1, 7, 8, 9, 11 and 12.

10.3 Remedies in the Event of Breach. Notwithstanding the terms of this Section 10, nothing in this Agreement will preclude either party from declaring the other party to be in breach of its performance obligations under this Agreement if such party fails to cure any material breach within thirty (30) days after notice thereof from the other party. Upon a declaration of breach, (a) the non-breaching party may seek recovery of monetary damages from the breaching party in a court of applicable jurisdiction; and (b) if PHC is the non-breaching party, PHC may withhold delivery of any outstanding Purchase Orders and otherwise suspend its performance under this Agreement without liability until such breach is remedied by Eden. PHC’s failure to fulfill any outstanding Purchase Orders or to supply Compositions to Eden, or PHC’s suspension of its performance under this Agreement, due to Eden’s uncured material breach shall not constitute a Failure of Supply.

11. Miscellaneous.

11.1 Relationship of the Parties. Each party is an independent contractor to the other in the operation and administration of this Agreement. Nothing in this Agreement will be construed as creating a partnership or joint venture between the parties.

11.2 Compliance with Laws. PHC and Eden will each be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments in the Territory now or hereafter in effect relating to all activities with respect to the Products and compliance with this Agreement.

11.3 Governing Law and Compliance. This Agreement will be governed by the internal substantive laws of the Commonwealth of Pennsylvania without respect to its conflicts of law principles. The parties agree that the exclusive jurisdiction and venue of any legal action arising out of this Agreement will be the state or federal courts located in Pittsburgh, Pennsylvania, and each party hereby submits itself to the exclusive jurisdiction and venue of those courts for the purposes of such action. Notwithstanding the above, PHC, in its sole discretion, may bring an action against Eden in any other court of competent jurisdiction.

11.4 Assignment. Neither party will assign their rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that either party may: (a) assign this Agreement in its entirety to a wholly owned and controlled affiliate or an affiliate under common control and ownership; or (b) assign this Agreement to a successor to all or substantially all of such party’s business or assets by way of acquisition or merger, provided such successor assumes and agrees to perform all of the obligations of the assignor under this Agreement. Notwithstanding the foregoing, in the event PHC assigns any part of its business or obligations in any manner that prevents Eden from having adequate supply of or ability to purchase the Compositions, such event will be deemed a Failure of Supply as of the effective date of such assignment by PHC, and the provisions of Section 5 herein will apply.

11.5 Complete Agreement. This Agreement, and the Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements whether written or oral relating hereto.

11.6 Waiver, Amendment. The failure of either party to enforce at any time any of the provisions of this Agreement will not, absent an express written waiver signed by such party specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement will be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement will be in writing and signed by both parties.

11.7 Notices. All notices or other communications to a party required or permitted hereunder will be in writing and will be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or will be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to Eden, to: 11816 North Creek Parkway N. Bothell, WA 98011	if to PHC, to: 440 William Pitt Way Pittsburg, PA 15238

Attn: Bradley S. Powell Fax: 425-806-7400 Email: powellb@edenbio.com	Attn: John A. Brady Fax: 412-826-5445 Email: jabrady@planthealthcare.com

with a copy to: Perkins Coie LLP 1201 Third Avenue, Suite 4800 Seattle, WA 98101 Attn: Andrew Moore Fax: 206-359-9649 Email: amoore@perkinscoie.com	with a copy to: Buchanan Ingersoll & Rooney PC One Oxford Centre, 20th Floor 301 Grant Street Pittsburgh, PA 15219 Attn: Jeremiah G. Garvey Fax: 412-562-1041 Email: jeremiah.garvey@bipc.com

Either party may change the above-specified recipient and/or mailing address by notice to the other parties given in the manner herein prescribed. All notices will be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

11.8 Expenses. Except as expressly provided herein, PHC and Eden will pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

11.9 Illegality; Severability. In case any provision of this Agreement is found to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

11.10 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed as original and all of which together will constitute one instrument.

11.12 Execution of Further Documents. Each party agrees to execute and deliver without further consideration any applications, licenses, assignments or other documents, and to perform any other lawful acts as the other party may reasonably require to fully secure or evidence the rights or interests herein.

12. Defined Terms.

12.1 “Claim(s)” means all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest or penalties and costs and expenses of any nature, including, without limitation, disbursements, third party costs, settlements and reasonable attorney fees.

12.2 “Composition(s)” means the chemical formulations identified at Exhibit A.

12.3 “Confidential Information” means any confidential, proprietary or trade secret information, whether of a technical, business or other nature (including, without limitation, information relating to regulatory submissions, technology, software, products, services, designs, methodologies, business plans, finances, marketing plans, customers, prospects or other affairs), disclosed in writing and marked “Confidential” during the term of this Agreement or the term of the Confidentiality Agreement by the Disclosing Party to the Receiving Party, or if disclosed orally during either such term, is reduced to writing within the later of thirty (30) days of such disclosure or thirty (30) days of the Effective Date, excluding information that (a) was already in the possession of the Receiving Party prior to its receipt from the Disclosing Party under this Agreement or the Confidentiality Agreement (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof); (b)is or becomes part of the public domain by reason of acts not attributable to the Receiving Party; (c) is or becomes available to the Receiving Party from a source other than the Disclosing Party which source, to the best of the Receiving Party’s knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the Disclosing Party with respect thereto; (d) is made available by the

Disclosing Party to a third party unaffiliated with the Disclosing Party on an unrestricted basis; (e) is independently developed by the Receiving Party completely without reference to any Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records; or (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the Receiving Party.

12.4 “EPA” means the United States Environmental Protection Agency or its successors.

12.5 “Failure of Supply” means a failure of supply by PHC as defined at Section 5.

12.6 “Home and Garden Market” or “H&G Market” means sales (a) directly to the general public; (b) to resellers or businesses that offer the Products to retailers or to the general public; and (c) to businesses that incorporate the Products into existing or new products to be sold to the general public, provided such Product sales are for the purposes of the protection of plants and seeds and the promotion of overall plant health. Eden will ensure that sales of the Products in the H&G Market is limited to packaged products that contain less than two (2) ounces of the Composition each.

12.7 “Intellectual Property” means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; mask works and registrations thereof and applications therefor; and all inventions, discoveries, ideas, technology, know-how, trade secrets, trade dress, data, information, processes, formulas, drawings and designs, licenses, computer programs, software source code and object code, and all amendments, modifications and improvements thereto that are proprietary to a party hereto and for which such patent, trademark, copyright or mask work protections may exist and/or may be sought and obtained.

12.8 “Licensed Intellectual Property” means, with respect to a Failure of Supply, all Intellectual Property (excluding the Trademarks) and Regulatory Approvals (to the extent they can be licensed or otherwise made available under applicable law) used or held by PHC in connection with the manufacture or sale of the Compositions at the time of such Failure of Supply.

12.9 “Patent(s)” means any U.S. or foreign patents or patent applications relating to the Compositions held or acquired by PHC in connection with the Asset Purchase Agreement, together with any continuation, counterpart, divisional, issue, reissue, extension, renewal or reexamination of any of such patents or applications.

12.10 “Product(s)” means the Products incorporating the Compositions that are produced and sold by Eden as identified at Exhibit A.

12.11 “Product Liability Damages” means any liability, claim or expense, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the use of the Compositions or the Products, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising directly from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Compositions or the Products, but excluding any liability, claim or expense based on contract (including, without limitation, warranty).

12.12 “Purchase Order(s)” means any purchase order submitted by Eden and accepted or required to be accepted by PHC in accordance with Article 3.6.

12.13 “Regulatory Approval” means any approval, permit, license or other authorization that is required prior to the marketing or distribution of the Compositions or the Products in any part of the Territory in accordance with then prevailing laws and regulations.

12.14 “Second Source” means a second source for any Product selected and qualified by Eden pursuant to Section 5.1.

12.15 “Specifications” means the specifications for the Compositions as detailed in the applicable EPA registrations.

12.16 “Term” means the period specified in Section 10.1.

12.17 “Territory” means all countries worldwide.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PHC:	EDEN:

PLANT HEALTH CARE, INC.	EDEN BIOSCIENCE CORPORATION

By: /s/ Walter V. Bratkowski	By: /s/ Bradley S. Powell
Name: Walter V. Bratkowski	Name: Bradley S. Powell
Title: CFO and Treasurer	Title: President

Attachments: Exhibit A, Exhibit B

EXHIBIT A

Products

Any current or future product sold in the H&G Market that incorporates the Compositions

Compositions

HarpinEA

Harpinab

Any additional Harpin protein-based products that are available or developed for sale

Trademarks

Messenger

Messenger

Harp-N-Tek

EXHIBIT B

JURISDICTIONS WHERE REGULATORY APPROVAL EXISTS FOR DISTRIBUTION

US PRODUCTS

a. U.S. federal regulatory approvals held in the name of Eden Bioscience Corporation:

i. US EPA Reg. No. 69834-2 (3% harpinEA)

ii.	US EPA Reg. No. 69834-4 (1% harpinEA) — Turf & Ornamental Label—no commercial products, no state registrations.

iii.	US EPA Reg. No. 69834-5 (1% harpinab)

iv.	US EPA Reg. No. 69834-6 (3% harpinEA) — me too registration for dried milk seed treatment. No state registrations.

v.	US EPA Reg. No. 80967-1-69834 (41% glyphosate) — Eden private label distributor registration/subregistration from MEY Corporation.

b.	U.S. federal regulatory applications currently pending at the EPA submitted in the name of Eden Bioscience Corporation*:

i.	US EPA File Symbol 69834-T (1% harpinab) — me too registration for seed treatment dried milk formulation (EBC-353).

ii.	US EPA File Symbol 69834-I (0.25% harpinab) — new product registration for seed treatment dried milk formulation (EBC-354).

iii.	US EPA File Symbol 69834-O (0.0125% harpinab + fertilizer) —EBC-280.

iv.	US EPA File Symbol 69834-RN (0.1% harpinab + fertilizer) — EBC-281.

v.	US EPA File Symbol 69834-RR (0.00125% harpinab + fertilizer) — EBC-282.

*	Note: Items c. iii, iv and v. are combination pesticide-fertilizer products that will require separate state registrations for both the pesticide and the fertilizer

c.	U.S. Fertilizer Products with Harp-N-TekTM — Registrations and/or Licenses held by Eden Bioscience Corporation**

i.	MightyPlantTM 18-18-18 plus micronutrients — Water Soluble All-Purpose Plant Food

ii.	MightyPlant CitruSSet 15-0-40 — Professional Water Soluble Fertilizer

iii.	MightyPlant 9-15-30 — Professional Water Soluble Fertilizer

iv.	MightyPlant 11-41-8 — Professional Water Soluble Fertilizer

**	Note: Federal Registration is not required for fertilizer products in the US. No pesticide claims are included on the MightyPlant labels and such products only require state registration/license as a fertilizer

d.	U.S. state regulatory product label approvals for harpin AB:

	ProAct (2lb 8oz)	Extend	E-Glyphosate Plus CoPAck (30 gal+1lb 4oz)	Messenger STS (2 lb)	N-Hibit (CST) (15 oz)	N-Hibit (hopper box) (12oz)
US EPA	Approved	Approved	Approved	Approved	Approved	Approved
Alabama	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Alaska	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Arizona	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Arkansas	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
California	Not Submitted	Not Submitted	Not Submitted	Limited	Not Submitted	Not Submitted
Colorado	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Connecticut	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Delaware	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Florida	Approved	Approved	Not Submitted	Approved	Approved	Approved
Georgia	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Hawaii	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Idaho	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Illinois	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Indiana	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Iowa	Approved	Not Submitted	Approved	Approved	Approved	Approved
Kansas	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Kentucky	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Louisiana	Approved	Not Submitted	Approved	Approved	Approved	Approved
Maine	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Maryland	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Massachusetts	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Michigan	Approved	Not Submitted	Approved	Approved	Approved	Approved
Minnesota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Mississippi	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Missouri	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Montana	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Nebraska	Approved	Not Submitted	Approved	Approved	Approved	Approved
Nevada	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Hampshire	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Jersey	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
New Mexico	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
New York	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
North Carolina	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
North Dakota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Ohio	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Oklahoma	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Oregon	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Pennsylvania	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Rhode Island	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
South Carolina	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
South Dakota	Approved	Not Submitted	Approved	Approved	Approved	Approved
Tennessee	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Texas	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Utah	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Vermont	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Virginia	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Washington	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
West Virginia	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Wisconsin	Approved	Not Submitted	Not Submitted	Approved	Approved	Approved
Wyoming	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Washington DC	Approved	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted
Puerto Rico	Not Submitted	Not Submitted	Not Submitted	Approved	Not Submitted	Not Submitted

e.	State regulatory approvals for MightyPlant products with Harp-N-Tek and for employ***

	MightyPlant (AG)	MightyPlant (AG)	MightyPlant (AG)	MightyPlant (AG)	Employ
	18-18-18 (25 lb)	15-0-40 (25 lb)	11-41-8 (25 lb)	9-15-30 (25 lb)	(5oz)
US EPA	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Alabama	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Alaska	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Arizona	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Arkansas	Approved	Approved	Not Submitted	Not Submitted	Not Approved
California	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Colorado	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Connecticut	Approved	Not Submitted	Not Submitted	Not Submitted	Approved
Delaware	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Florida	Approved	Approved	Approved	Approved	Not Regulated
Georgia	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Hawaii	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Approved
Idaho	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Illinois	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Indiana	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Iowa	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Kansas	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Kentucky	Not Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Louisiana	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Maine	Approved	Not Submitted	Not Submitted	Not Submitted	Approved
Maryland	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Massachusetts	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Michigan	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Minnesota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Mississippi	Approved	Approved	Not Submitted	Not Submitted	Not Approved
Missouri	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Montana	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Nebraska	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Nevada	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Hampshire	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Jersey	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New Mexico	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
New York	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
North Carolina	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
North Dakota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Ohio	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Oklahoma	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Oregon	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Pennsylvania	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Rhode Island	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
South Carolina	Approved	Approved	Not Submitted	Not Submitted	Approved
South Dakota	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved
Tennessee	Approved	Approved	Not Submitted	Not Submitted	Not Regulated
Texas	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Utah	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Vermont	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Virginia	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Washington	Not Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
West Virginia	Approved	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Wisconsin	Approved	Not Submitted	Not Submitted	Not Submitted	Not Approved
Wyoming	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Regulated
Washington DC	Not Regulated	Not Regulated	Not Regulated	Not Regulated	Not Regulated
Puerto Rico	Not Submitted	Not Submitted	Not Submitted	Not Submitted	Not Approved

***	Note: employTM Non-Plantfood Product is labeled for enhancement of nutrient uptake when applied as a tank mix with foliar nutritional products. employ is not subject to EPA registration and many states do not regulate products with such claims

INTERNATIONAL PRODUCT APPROVALS

f. International regulatory approvals for harpin EA:

3% harpinEA product is approved for use in several foreign countries on a variety of crops. This material is regulated as a pesticide in some countries, elsewhere it is designated a PGR, Plant Strengthener, or Biostimulant, etc. and in some countries it is not regulated. See regulatory approval table below for list of countries.

g.	International regulatory approvals for harpinab:

1% harpinab; product is approved for use in Germany as a Plant Strengthener on all crops.

h. International regulatory applications currently being sought for harpinab :

1% harpinab product is pending for use in Spain as a fertilizer on all crops

International Approvals:

4. Country	Status (Registrant)
USA (including Puerto Rico)	Registered (Eden)
Mexico	Registered (Eden Bioscience Mexico)
China	Approved, pending for the certificate
Guatamala	Registered (DuWest)
Honduras	Registered (DuWest)
Panama	Registered (Eden)
Costa Rica	Registered (DuWest)
El Salvador	Registered (DuWest)
Ecuador	Registered (UAP)
Germany	Approved (Eden)
Morocco	Considered as fertilizer; exempt from registration
Lesotho, Rwanda, Swaziland, Tanzania, Uganda,	Not subject to registration
Egypt	Registered (AMC — Agricultural Materials Company holds license for trading)
Kuwait, Jordan, Oman, Quatar,	Can be sold on the basis of the final US EPA registration certificate
United Arab Emirates	Registered (Eden listed as producer and AMC is listed as importer)
Spain	Registered (Eden Bioscience Europe SARL)
Cyprus	Registered (Manufacturer Eden Bioscience; applicant: E.H. Alevras & Sons Agricultural House Ltd); registration expires in November 2007

4. Country	Status (Registrant)
Finland	Exempt From Registration
Nicaragua	Registered (Eden)
Turkey	Registered (Agricultural Materials Company -Turkey)
Greece	Exempt from registration
Columbia	Registered (Clavio Benitez Ltd.; to be transferred to Agro S.A.))
South Africa	Not toxic; no registration needed (info from Dany Sapsford)

ProAct International registration status—Germany (Eden)